Exhibit 10.1

MYRIAD GENETICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(Effective September 16, 2010)

The following is a description of the standard compensation arrangements under which our non-employee directors are compensated for their service as directors, including as members of the various committees of our Board.

Annual Retainer (each non-employee director)	$50,000

Chairman of the Board	$42,500 additional retainer

Committee Chair Compensation
Audit Committee	$25,000 additional retainer
Compensation Committee	$15,000 additional retainer
Nominating and Governance Committee	$15,000 additional retainer

Committee Member Compensation
Audit Committee (1)	$12,000 additional retainer
Compensation Committee (1)	$7,500 additional retainer
Nominating and Governance Committee (1)	$7,500 additional retainer
Strategic Committee	per meeting cash fee only

(1)	Other than each Committee Chair

All retainers are paid in quarterly installments following each quarter of service.

Attendance

Board Meetings: In addition to the annual retainer amounts, we pay each non-employee director a per-meeting cash fee of $2,000 for attendance at Board meetings in excess of five in-person meetings and four telephonic meetings per fiscal year.

Committee Meetings other than Strategic Committee: We pay each non-employee director a per-meeting cash fee of $2,000 for attendance at committee meetings in excess of four meetings (per each committee), whether in person or telephonic, per fiscal year.

Strategic Committee: We pay each non-employee director a per-meeting cash fee for attendance at Strategic Committee meetings in the amount of $2,000 for in-person meetings and $1,000 for telephonic meetings.

All directors are also reimbursed for their out-of pocket expenses incurred in attending meetings.

Stock Option Awards

Our non-employee directors are entitled to receive options under our 2003 Option Plan. The 2003 Option Plan provides for an automatic annual grant on the date of our annual meeting of stockholders to each non-employee director, other than new non-employee directors appointed within six months of the annual meeting, of a non-qualified option to purchase 30,000 shares of common stock, at an exercise price equal to the closing price of our common stock on the date of grant. In addition, it is our policy to grant a non-qualified option to purchase 30,000 shares of common stock, at an exercise price equal to the closing price of our common stock on the date of grant, to each new non-employee director upon initial appointment to the Board. Options granted to our non-employee directors vest in full upon completion of one full year of service on the Board (generally on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders). Options granted to our non-employee directors are exercisable after the termination of the director’s service on the Board to the extent exercisable on the date of such termination for the remainder of the life of the option. All options granted to our non-employee directors will become fully exercisable upon a change of control of Myriad or upon their death.